UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 3, 2010

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 4, 2010, W&T Offshore, Inc. (the “Company”), through its wholly-owned subsidiary, W & T Energy VI, LLC, acquired interests in five offshore producing fields located in the deepwater Gulf of Mexico from Shell Offshore Inc. pursuant to an Asset Purchase Agreement dated November 3, 2010 for an aggregate purchase price of $395.0 million cash and the assumption of asset retirement obligations for plugging and abandonment liability for the acquired interests. Certain non-operated interests included in the acquisition have been closed into escrow pending the exercise or waiver of an operator’s preferential right of purchase. The Company also entered into a letter of intent to acquire the interests of Shell Offshore Inc. in a sixth field located in the shallow shelf waters of the Gulf of Mexico along with certain associated assets for an additional $55.0 million cash plus assumption of related asset retirement obligations, subject to completion of due diligence and negotiation of definitive agreements. The acquisitions are being funded with cash on hand and from borrowings on the Company’s revolving loan facility.

Pursuant to the Asset Purchase Agreement, on November 4, 2010, the Company acquired (i) operated working interests in the Tahoe (70% W.I.) and Southeast Tahoe (100% W.I.) fields, located in Viosca Knoll 783 and 784 Federal lease blocks respectively, (ii) non-operated working interests in the Marlin (11.5-25% W.I.) and Dorado (25% W.I.) fields, located in the Viosca Knoll 871 and 915 Federal lease blocks and (iii) a 6.25% of 8/8ths overriding royalty interest in the Droshky oil field, located in the Green Canyon 244 Federal lease block. The acquisition of the interests in the Marlin and Dorado fields was funded in escrow for approximately 30 days pending waiver or exercise of a preferential purchase right held by the third party operator of the fields. In the event the Droshky oil field cumulatively produces over 30 million barrel equivalents from and after September 1, 2010, the Company’s overriding royalty interest will change to 5.25% of 8/8ths.

The working interest acquisitions include interests in wells, platforms, pipelines, and related contracts. Shell Offshore Inc. will provide certain transitional services in connection with the operated properties. The purchase price is subject to adjustment for an economic effective date of September 1, 2010 and other customary post-effective date adjustments. The Company estimates that it will accrue approximately $50 million for asset retirement obligations for the interests in the six fields.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 above with respect to the acquisition of certain assets from Shell Offshore Inc. is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 4, 2010, the Company announced that it had completed the acquisition of certain assets from Shell Offshore Inc. A copy of the press release announcing the transaction is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The Company will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The Company will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

Exhibit 2.1	Asset Purchase Agreement between Shell Offshore Inc., as Seller, and W&T Offshore, Inc. and W&T Energy VI, LLC, as Purchasers, dated November 3, 2010.*

Exhibit 99.1	Press Release dated November 4, 2010.

*	Pursuant to the rules of the Commission, the remaining schedules and similar attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: November 9, 2010	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer